                                            Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2020 Fourth Quarter and Twelve Month Results
MALVERN, Pa. (February 17, 2021) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensors-based systems, today announced its results for its fiscal 2020 fourth quarter and twelve fiscal months ended December 31, 2020.
Fourth Quarter Highlights:
•Revenues of $75.4 million increased 9.1% from a year ago
•Earnings per diluted share was $0.01, as compared to $0.28 reported a year ago
•Adjusted diluted earnings per share* was $0.43, as compared to $0.28 reported a year ago
•Gross profit margin was 38.1%, as compared to 35.0% a year ago
•Adjusted gross profit margin* was 38.0%, as compared to 36.8% a year ago
•Operating margin was 7.8%, as compared to 2.5% reported a year ago
•Adjusted operating margin* was 10.7%, as compared to 7.5% reported a year ago
•Cash from operating activities was $12.5 million with adjusted free cash flow* of $5.9 million

2020 Full Year Highlights:
•Revenues of $269.8 million declined 5.0% year-over-year
•Earnings per diluted share was $0.79, as compared to $1.63 reported a year ago
•Adjusted diluted earnings per share* was $1.32, as compared to prior year $1.79 reported a year ago
•Gross profit margin was 38.6%, as compared to 39.3% a year ago
•Adjusted gross profit margin* was 39.0%, as compared to 39.7% a year ago
•Operating margin was 8.4%, as compared to 10.1% reported last year
•Adjusted operating margin* was 9.7%, as compared to 11.7% reported last year
•Cash from operating activities was $35.3 million with adjusted free cash flow* of $13.3 million

Ziv Shoshani, Chief Executive Officer of VPG, commented, "We finished fiscal 2020 on a solid note. Fourth-quarter sales grew 11.7% sequentially reflecting broad-based growth across VPG's businesses and across our diversified end markets. Orders on a consolidated basis grew sequentially, as many of our markets continued to rebound from the lows earlier in the year due to the global pandemic. We are optimistic that as the world returns to normalcy, we are poised to realize the potential of our long-term strategic growth and cost initiatives.
Mr. Shoshani said: "In the fourth quarter we achieved an adjusted operating margin of 10.7% which was in line with our target model while generating $12.5 million of cash from operations.
The Company's fourth fiscal quarter 2020 net earnings attributable to VPG stockholders were $0.1 million, or $0.01 per diluted share, compared to $3.9 million, or $0.28 per diluted share, in the fourth fiscal quarter of 2019. Included in the fourth fiscal quarter 2020 were tax expense of $1.7 million primarily related to the acquisition of DSI and other discrete tax items. Included in the fourth fiscal quarter 2019 were tax benefits of approximately $3.4 million primarily related to the acquisition of DSI and other discrete tax items.
In the twelve fiscal months ended December 31, 2020, net earnings attributable to VPG stockholders were $10.8 million, or $0.79 per diluted share, compared to $22.2 million, or $1.63 per diluted share, in the twelve fiscal months ended December 31, 2019. Included in the twelve fiscal months ended December 31, 2020 were tax expense of $1.7 million primarily related to the acquisition of DSI and other discrete tax items. Included in the twelve fiscal months ended December 31, 2019 were tax benefits of approximately $3.4 million primarily related to the acquisition of DSI and other discrete tax items.
The fourth fiscal quarter 2020 adjusted net earnings* attributable to VPG stockholders were $5.8 million, or $0.43 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $3.9 million, or $0.28 per diluted share, for the comparable prior year period.

In the twelve fiscal months ended December 31, 2020, adjusted net earnings* attributable to VPG stockholders were $18.0 million, or $1.32 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $24.3 million, or $1.79 per diluted share, for the comparable prior year period.
Non-cash Impairment Charge
As a result of our regular review of goodwill and indefinite-lived intangible assets during the fourth quarter of each year, we recorded a $2.4 million pre-tax, non-cash impairment charge to reduce the carrying value of the goodwill and indefinite-lived intangible assets related to our Pacific Instruments business, which is part of the Foil Technology Products reporting segment.
Impact of Foreign Currency Exchange Rate on Balance Sheet Items
Our operations in Israel and certain locations in Asia primarily generate cash in U.S. dollars, and accordingly, these subsidiaries utilize the U.S. dollar as their functional currency. For those foreign subsidiaries where the U.S. dollar is the functional currency, all foreign currency financial statement amounts are remeasured into U.S. dollars. Exchange gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities are included in the results of operations in Other income (expense). While these subsidiaries transact most business in U.S. dollars, they may have significant costs, particularly related to payroll and leases, which are incurred in the local currency.

In the fourth quarter of 2020, the change in the dollar-shekel exchange rate resulted in an unfavorable foreign exchange impact of $1.7 million, primarily related to the shekel-denominated lease liability for a new Foil Technology Products facility in Israel. Beginning in the fourth quarter of 2020, the Company has determined to include the impact of foreign currency exchange rates on its assets and liabilities in certain of its non-GAAP measures for its current and comparative periods.

Segments
Foil Technology Products segment revenues increased 23.1% to $36.5 million in the fourth fiscal quarter of 2020 from $29.6 million in the fourth fiscal quarter of 2019, and sequentially increased 10.9% from $32.9 million in the third quarter of 2020. The year-over-year increase in revenues was primarily attributable to an increase in our advanced sensors product line primarily in our consumer-related markets and higher sales of precision resistors and our Pacific Instruments product line in the avionics, military and space market. Sequentially, the increase in revenue reflected higher precision resistor sales in the test and measurement market, an increase in our Pacific Instruments product line in the avionics, military and space market, and an increase in our advanced sensors product line primarily in our consumer-related markets.
Gross profit margin for the Foil Technology Products segment of 38.4% (or, 38.9% adjusted to exclude the impact of COVID-19) for the fourth fiscal quarter of 2020, was higher compared to 34.9% in the fourth fiscal quarter of 2019, and a decrease compared to 41.1% (or, 41.6% adjusted to exclude the impact of COVID-19) in the third fiscal quarter of 2020. The year-over-year increase in adjusted gross profit margin was primarily due to higher volume. Sequentially, adjusted gross profit margin was lower comparable to the third quarter of 2020 primarily due to manufacturing inefficiencies, unfavorable product mix and one-time inventory adjustments, partially offset by an increase in volume.
Force Sensors segment revenues increased 7.9% to $16.3 million in the fourth fiscal quarter of 2020, from $15.1 million in the fourth fiscal quarter of 2019. Sequentially, revenue increased 17.2%, from $13.9 million in the third quarter of 2020 The year-over-year increase in revenues were primarily attributable to    an increase in our OEM customers in the precision agriculture market, partially offset by lower sales in the industrial weighing market. The sequential increase in revenues, which was attributable to higher sales in the precision agriculture and industrial weighing markets, reflected the return to full production capability at the end of the third quarter of the Force Sensors operations that had been constrained due to the COVID-19 pandemic.

Gross profit margin for the Force Sensors segment was 29.1% (or, 29.6% adjusted to exclude the impact of COVID-19) for the fourth fiscal quarter of 2020, an increase compared to 24.2% in the fourth fiscal quarter of 2019, and a decrease compared to 30.5% (or, 31.2% adjusted to exclude the impact of COVID-19) in the third fiscal quarter of 2020. The year-over-year increase in adjusted gross profit margin was primarily due to higher volume, structural cost savings initiatives, an increase in inventories and a positive impact of foreign exchange, partially offset by a reduction of export grants. Sequentially, adjusted gross profit margin decreased primarily due to a reduction of inventory, partially offset by an increase in volume.
Weighing and Control Systems segment revenues decreased by 7.1% to $22.7 million in the fourth fiscal quarter of 2020, down from $24.4 million in the fourth fiscal quarter of 2019. Sequentially, revenue increased 9.4% from $20.8 million in the third fiscal quarter of 2020. The year-over-year decrease in revenues was primarily attributable lower KELK and DSI steel-related sales and lower sales in our process weighing business, partially offset by an increase in our onboard weighing products for the transportation market. The sequential increase in revenue was primarily attributable to our onboard weighing products for the transportation market and an increase in our process weighing business.
Gross profit margin for the Weighing and Control Systems segment was 44.0% (or, 42.5% adjusted to exclude the purchasing accounting adjustments related to the DSI acquisition and the impact of COVID-19) for the fourth fiscal quarter of 2020, compared to 41.6% (or, 46.8% adjusted to exclude the purchasing accounting adjustments related to the DSI acquisition) from the fourth fiscal quarter of 2019, and compared to 46.2% (or, 44.9% adjusted to exclude the purchasing accounting adjustments related to the DSI acquisition and the impact of COVID-19) from the third fiscal quarter of 2020. The year-over-year decrease in adjusted gross profit margin was primarily due to lower volume and an unfavorable product mix. The sequential decrease in adjusted gross profit margin was due to unfavorable product mix and inventory reductions, partially offset by higher volume.

Impacts From the Global COVID-19 Pandemic
As of February 17, 2021, all of the Company’s facilities are operating without limitations with the Company implementing COVID-19 best practices with respect to working conditions and enabling some employees to work remotely where possible. Nonetheless, given the impacts to date and the ongoing uncertainty concerning the magnitude of the impact and duration of the COVID-19 pandemic, the ongoing economic disruption may continue to adversely affect the Company’s business and financial results.

Near-Term Outlook
“Given the improving business environment, our strong cash flow, financial position, and strategic investments give us confidence that we can achieve growth in 2021 as the global economy and our markets continue to recover from the pandemic. For the first fiscal quarter of 2021, at constant fourth fiscal quarter 2020 exchange rates, we expect net revenues to be in the range of $63 million to $70 million,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DSI acquisition, acquisition costs, and the impacts of COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments, acquisition costs, COVID-19 costs, impairment of goodwill and indefinite-lived intangible assets, restructuring costs, and executive severance costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments, acquisition costs, COVID-19 costs, impairment of goodwill and indefinite-lived intangible assets, restructuring costs, executive severance costs, foreign exchange gains and losses, and associated tax effects.

"Adjusted free cash flow" for the fourth fiscal quarter of 2020 is defined as the amount of cash generated from operating activities ($12.5 million), in excess of our capital expenditures ($7.1 million), net of proceeds, if any, from the sale of assets ($0.5 million). "Adjusted free cash flow" for the fiscal year of 2020 is defined as the amount of cash generated from operating activities ($35.3 million) in excess of our capital expenditures ($22.9 million), net of proceeds, if any, from the sale of assets ($0.9 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.

Conference Call and Webcast
A conference call will be held today (February 17, 2021) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 9219939, or by visiting the "Events" page of investor relations section of the VPG website at http://ir.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10151519. The replay will also be available on the "Events" page of investor relations section of the VPG website at http://ir.vpgsensors.com for a limited time.

About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its’ weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.

Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; the Company’s status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 pandemic; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2020. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
steve.cantor@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31, 2020	December 31, 2019
Net revenues	$75,445	$69,142
Costs of products sold	46,698	44,975
Gross profit	28,747	24,167
Gross profit margin	38.1%	35.0%

Selling, general, and administrative expenses	20,181	20,221
Acquisition costs	—	443
Impairment of goodwill and indefinite-lived intangibles	2,440	—
Restructuring costs	205	1,746
Operating income	5,921	1,757
Operating margin	7.8%	2.5%

Other income (expense):
Interest expense	(329)	(436)
Other	(2,353)	(316)
Other expenses - net	(2,682)	(752)

Income before taxes	3,239	1,005

Income tax expense (benefit)	3,142	(2,854)

Net earnings	97	3,859
Less: net loss attributable to noncontrolling interests	(21)	(12)
Net earnings attributable to VPG stockholders	$118	$3,871

Basic earnings per share attributable to VPG stockholders	$0.01	$0.29
Diluted earnings per share attributable to VPG stockholders	$0.01	$0.28

Weighted average shares outstanding - basic	13,575	13,523
Weighted average shares outstanding - diluted	13,662	13,623

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31, 2020	December 31, 2019
Net revenues	$269,812	$283,958
Costs of products sold	165,541	172,341
Gross profit	104,271	111,617
Gross profit margin	38.6%	39.3%

Selling, general, and administrative expenses	78,256	79,622
Acquisition costs	—	443
Impairment of goodwill and indefinite-lived intangibles	2,440	—
Executive severance costs	—	611
Restructuring costs	918	2,293
Operating income	22,657	28,648
Operating margin	8.4%	10.1%

Other income (expense):
Interest expense	(1,366)	(1,507)
Other	(2,982)	(701)
Other expenses - net	(4,348)	(2,208)

Income before taxes	18,309	26,440

Income tax expense	7,509	4,145

Net earnings	10,800	22,295
Less: net earnings attributable to noncontrolling interests	13	107
Net earnings attributable to VPG stockholders	$10,787	$22,188

Basic earnings per share attributable to VPG stockholders	$0.80	$1.64
Diluted earnings per share attributable to VPG stockholders	$0.79	$1.63

Weighted average shares outstanding - basic	13,566	13,515
Weighted average shares outstanding - diluted	13,623	13,597

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,438	$86,910
Accounts receivable	45,339	43,198
Inventories:
Raw materials	21,894	21,701
Work in process	21,534	23,128
Finished goods	18,920	22,066
Inventories	62,348	66,895
Prepaid expenses and other current assets	15,761	15,558
Total current assets	221,886	212,561

Property and equipment, at cost:
Land	4,282	4,243
Buildings and improvements	67,581	52,708
Machinery and equipment	115,717	111,492
Software	10,026	9,384
Construction in progress	6,341	2,485
Accumulated depreciation	(128,931)	(119,042)
Property and equipment, net	75,016	61,270

Goodwill	31,105	35,018

Intangible assets, net	32,039	34,198
Operating lease right-of-use assets	21,788	8,691
Other assets	20,053	18,675
Total assets	$401,887	$370,413

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2020	December 31, 2019
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$10,487	$8,869
Payroll and related expenses	17,595	16,312
Other accrued expenses	13,843	16,126
Income taxes	1,593	261
Current portion of operating lease liabilities	4,011	2,827
Current portion of long-term debt	18	44,516
Total current liabilities	47,547	88,911

Long-term debt, less current portion	40,626	17
Deferred income taxes	3,403	3,478
Operating lease liabilities	19,504	5,811
Other liabilities	16,263	14,775
Accrued pension and other postretirement costs	16,687	15,669
Total liabilities	144,030	128,661

Commitments and contingencies

Equity:
Preferred stock	—	—
Common stock	1,317	1,312
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	197,764	197,125
Retained earnings	100,075	89,288
Accumulated other comprehensive loss	(32,671)	(37,703)
Total Vishay Precision Group, Inc. stockholders' equity	257,823	241,360
Noncontrolling interests	34	392
Total equity	257,857	241,752
Total liabilities and equity	$401,887	$370,413

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)
	Years ended
	December 31, 2020	December 31, 2019
Operating activities
Net earnings	$10,800	$22,295
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	2,440	—
Depreciation and amortization	12,507	11,795
Loss from extinguishment of debt	30	—
(Gain) loss on disposal of property and equipment	(130)	34
Reclassification of foreign currency translation adjustment related to disposal of subsidiary	—	(827)
Share-based compensation expense	1,387	1,336
Inventory write-offs for obsolescence	2,525	2,588
Deferred income taxes	1,153	(2,556)
Other	1,467	358
Net changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(753)	11,369
Inventories	3,254	(619)
Prepaid expenses and other current assets	67	(5,087)
Trade accounts payable	59	(2,273)
Other current liabilities	507	(7,481)
Net cash provided by operating activities	35,313	30,932
Investing activities
Capital expenditures	(22,949)	(11,196)
Proceeds from sale of property and equipment	983	615
Purchase of business	156	(40,481)
Net cash used in investing activities	(21,810)	(51,062)
Financing activities
Principal payments on long-term debt	(3,493)	(4,618)
Debt issuance costs	(402)	—
Proceeds from revolving facility	—	22,000
Purchase of non-controlling interest	(253)	—
Distributions to noncontrolling interests	(70)	(52)
Payments of employee taxes on certain share-based arrangements	(813)	(854)
Net cash (used in) provided by financing activities	(5,031)	16,476
Effect of exchange rate changes on cash and cash equivalents	3,056	405
Increase (decrease) in cash and cash equivalents	11,528	(3,249)
Cash and cash equivalents at beginning of year	86,910	90,159
Cash and cash equivalents at end of year	$98,438	$86,910

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(24,327)	$(10,529)
Capital expenditures accrued but not yet paid	$2,561	$1,183

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands except per share data)
	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Year Ended December 31,	2020	2019	2020	2019	2020	2019	2020	2019
As reported - GAAP	104,271	111,617	22,657	28,648	$10,787	$22,188	$0.79	$1.63
As reported - GAAP Margins	38.6%	39.3%	8.4%	10.1%
Acquisition purchase accounting adjustments	569	1,254	569	1,254	569	1,254	0.04	0.09
Acquisition costs			—	443	—	443	—	0.03
COVID-19 impact	434	—	(366)	—	(366)	—	(0.03)
Executive Severance costs			—	611	—	611	—	0.04
Impairment of goodwill and indefinite-lived intangibles			2,440	—	2,440	—	0.18	—
Restructuring costs			918	2,293	918	2,293	0.07	0.17
Foreign exchange (gain)/loss (1)					2,246	1,638	0.16	0.12
Less: Tax effect of reconciling items and discrete tax items (1)					(1,381)	4,102	(0.11)	0.29
As Adjusted - Non GAAP	$105,274	$112,871	$26,218	$33,249	$17,975	$24,325	$1.32	$1.79
As Adjusted - Non GAAP Margins	39.0%	39.7%	9.7%	11.7%

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Quarter Ended December 31,	2020	2019	2020	2019	2020	2019	2020	2019
As reported - GAAP	$28,747	$24,167	$5,921	$1,757	$118	$3,871	0.01	$0.28
As reported - GAAP Margins	38.1%	35.0%	7.8%	2.5%
Acquisition purchase accounting adjustments	9	1,254	9	1,254	9	1,254	—	0.09
Acquisition costs			—	443	—	443	—	0.03
COVID-19 impact	(102)	—	(489)	—	(489)	—	(0.04)
Executive Severance costs			—	—	—	—	—	—
Impairment of goodwill and indefinite-lived intangibles			2,440	—	2,440	—	0.18	—
Restructuring costs			205	1,746	205	1,746	0.02	0.13
Foreign exchange (gain)/loss (1)					2,123	278	0.16	0.02
Less: Tax effect of reconciling items and discrete tax items (1)					(1,419)	3,727	(0.10)	0.27
As Adjusted - Non GAAP	$28,654	$25,421	$8,086	$5,200	$5,825	$3,865	$0.43	$0.28
As Adjusted - Non GAAP Margins	38.0%	36.8%	10.7%	7.5%

(1) The 2019 numbers presented have been updated to reflect the adjustment for foreign exchange (gain)/loss

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	December 31, 2020	December 31, 2019	September 26, 2020
Foil Technology Products
As reported - GAAP	$14,023	$10,349	$13,515
As reported - GAAP Margins	38.4%	34.9%	41.1%
COVID-19 impact	163		159
As Adjusted - Non GAAP	$14,186	$10,349	$13,674
As Adjusted - Non GAAP Margins	38.9%	34.9%	41.6%

Force Sensors
As reported - GAAP	$4,737	$3,637	$4,235
As reported - GAAP Margins	29.1%	24.2%	30.5%
COVID-19 impact	81		94
As Adjusted - Non GAAP	$4,818	$3,637	$4,329
As Adjusted - Non GAAP Margins	29.6%	24.2%	31.2%

Weighing and Control Systems
As reported - GAAP	$9,987	$10,180	$9,599
As reported - GAAP Margins	44.0%	41.6%	46.2%
Acquisition purchase accounting adjustments	9	1,254	4
COVID-19 impact	(346)		(275)
As Adjusted - Non GAAP	$9,650	$11,434	$9,328
As Adjusted - Non GAAP Margins	42.5%	46.8%	44.9%